UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2008

Nordson Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-7977	34-0590250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

28601 Clemens Road, Westlake, Ohio		44145
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-892-1580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 22, 2008, Nordson Corporation (the "Company"), entered into a Note Purchase and Private Shelf Agreement (the "Agreement") with Prudential Investment Management, Inc. The Agreement consists of a $50 million Senior Note and a $100 million Private Shelf Facility. The Senior Note bears interest at a rate of 4.98% per annum and matures on February 22, 2013. The Agreement also contains customary events of default and covenants related to limitations on indebtedness and the maintenance of certain financial ratios. Proceeds will be used to repay existing short-term borrowings and for general corporate purposes.

Under the Private Shelf Facility, the Company may also borrow during the next three years up $100 million at interest rates then in effect at the time of borrowing. Borrowings can be for up to 12 years with an average life not to exceed 10 years.

The foregoing is a summary of the terms and conditions of the Agreement and does not purport to be a complete discussion of this document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Agreement annexed to this Form 8-K as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01, "Entry into a Material Definitive Agreement," is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

c.) Exhibits

10.1 Note Purchase and Private Shelf Agreement dated February 22, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nordson Corporation

February 25, 2008	By:	Gregory A. Thaxton

Name: Gregory A. Thaxton
Title: Vice President, Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Note Purchase and Private Shelf Agreement